CODE OF ETHICS
As Amended February 13, 2014

I.	Introduction

This Code of Ethics (the “Code”) is adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”)by the board of trustees of the Shelton Funds, a Delaware statutory trust, Shelton Greater China Fund, a Massachusetts business trust,  (collectively the “Trusts”), partners of RFS Partners (the “Distributor”) and pursuant to Rule 204A-1 under the Investment Advisors Act of 1940 (the “Advisers Act”) by the partners of Shelton Capital Management (the “Advisor”).

Section 17(j) under the 1940 Act makes it unlawful for persons affiliated with investment companies, their principal underwriters, or their investment advisers to engage in fraudulent personal securities transactions.   Rule 17j-1 and Rule 204A-1 under the Advisers Act (the “Rules”) require each fund, investment adviser and principal underwriter to adopt a code of ethics that contains provisions reasonably necessary to prevent an employee from engaging in conduct prohibited by the principles of the Rules.  The Rules also require that reasonable diligence be used and procedures be instituted that are reasonably necessary to prevent violations of the code of ethics.

Among other things, Rule 17j-1 requires Board oversight of personal trading practices, reporting of employee securities trading and preclearance of employee purchases of initial public offerings and private placements.  Under Rule 17j-1, the Advisor and the Trusts each provide to the Board annually a written report that:

(1)            describes issues that arose during the previous year under the Code, including information about material Code violations and sanctions imposed, and
(2)            certifies to the Board that it has adopted procedures reasonably necessary to prevent access persons from violating the Code.

Rule 204A-1 requires that an investment adviser registered under the Advisers Act must establish, maintain and enforce a written code of ethics that at a minimum includes:

A.	A standard (or standards) of business conduct that the advisor requires of its supervised persons, which standard must reflect the advisor’s fiduciary obligations and those of its supervised persons;

B.	Provisions requiring the advisor’s supervised persons to comply with applicable federal securities laws;

C.	Provisions that require the advisor’s access persons to report, and the advisor to review, their personal securities transactions and holdings periodically as provided under Rule 204A-1;

D.	Provisions requiring the advisor’s supervised persons to report any violations of the advisor’s code of ethics promptly to the chief compliance officer or, provided the chief compliance officer also receives reports of all violations, to other persons who the advisor designates in its code of ethics; and

E.	Provisions requiring the advisor to provide each of its supervised persons with a copy of the advisor’s code of ethics and any amendments, and requiring its supervised persons to provide the advisor with a written acknowledgement of their receipt of the code and any amendments.

The Code of Ethics is designed to provide a program for detecting and preventing insider trading and other violations of fiduciary duties by requiring Access Persons, as defined herein, to report personal holdings and securities transactions of securities of the types, which the Funds may purchase.  The reason underlying this reporting requirement is the potential for insiders who have knowledge of what a Fund is doing to take advantage of this information to trade in advance of a Fund.  If the security involved is thinly traded or if the Fund buys or sells in big enough blocks to move the market, this type of insider trading could disadvantage the Fund or unfairly benefit the insider.  The Code of Ethics is also aimed at minimizing conflicts of interest and the appearance of such conflicts.

II.	Statement of General Fiduciary Principles

A.	Fiduciary Standards. The Code is based on the fundamental principle that the Trust and the Advisor must put clients’ interest first. As an investment adviser, the Advisor has fiduciary responsibilities to clients, including the Trust and each series of the Trust (each a “Fund”); together the “Funds”)) for which it serves as investment adviser. Among the Advisor’s fiduciary responsibilities is the responsibility to ensure that its employees conduct their personal securities transactions in a manner that does not interfere, or appear to interfere, with any Fund transactions or otherwise take unfair advantage of their relationship to the Funds. All Advisor employees must adhere to this fundamental principle as well as comply with the specific provisions set forth herein. It bears emphasis that technical compliance with such provisions will not insulate from scrutiny transactions that show a pattern of compromise or abuse of an employee’s fiduciary responsibilities to the Funds. Accordingly, all Advisor employees must seek to avoid any actual or potential conflicts between their personal interests and the interest of the Funds. In sum, all Advisor employees shall place the interest of the Funds before personal interests.

B.	Compliance with Applicable Federal Securities Laws. In particular, Rule 204A-1 requires that all Advisor employees must comply with all applicable federal securities laws (“Federal Securities Laws”).

Under Rule 17j-1, no Access Person shall:

1.	employ any device, scheme or artifice to defraud the Trusts or any Fund of the Trusts.

2.	make to the Trusts any untrue statement of a material fact or omit to state to the Trusts a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

3.	engage in any act, practice or course of business that would operate as a fraud or deceit upon any Fund of the Trusts; or

4.	engage in any manipulative act or practice with respect to the Trusts or any Fund of the Trusts, including, but not limited to, intentionally inducing or causing the Trusts to take action or to fail to take action, for the purpose of achieving a personal benefit rather than to benefit the Fund, shall be a violation of this Code.

Examples of this violation include:

a.	causing any Fund of the Trusts to purchase a Covered Security owned by the individual for the purpose of supporting or increasing the price of the Security; and

b.	causing any Fund of the Trusts to refrain from selling a Covered Security in an attempt to protect the value of the individual’s investment, such as an outstanding option.

5.	using actual knowledge of transactions for any Fund of the Trusts to profit by the market effect of such transactions shall be a violation of this Code.

Under the Code of Ethics, all Access Persons are required to file reports of their personal holdings and securities transactions (excluding securities issued or guaranteed by the United States Government, its agencies or instrumentalities; bankers’ acceptances; bank certificates of deposit; commercial paper and high quality short-term debt instruments, repurchase agreements, other money market instruments, and non-Reportable Funds) at least quarterly within 30 days after the close of the applicable quarter.  These reports are then compared against the activities of the Funds.  If a pattern emerges that indicates abusive trading of Access Persons of the Trust, the matter will be referred to the Board of Trustees  for further review, inquiry and further  action, if determined necessary.  With respect to Access Persons of the Advisor, the Advisor will review the matter and will make a report to the Board of Trustees.  Additionally, Access Persons are required to obtain prior written approval before making any investment in an Initial Public Offering (“IPO”) or Limited Offering.  Before approval of any such investment, the transaction will be carefully reviewed for any immediate or future potential conflicts of interest.

Independent Trustees who do not have day-to-day contact with the Funds and who do not have specific knowledge of the Funds’ intended investments are not required to file any reports, and there is no restriction on their personal securities trading activities (excepted as provided for in Section VIII).

This Code of Ethics is not intended to cover all possible areas of potential liability under the 1940 Act or under the federal securities laws in general.  For example, other provisions of Section 17 of the 1940 Act prohibit various transactions between a registered investment company and affiliated persons, including the knowing sale or purchase of property to or from a registered investment company on a principal basis, and joint transactions (e.g., combining to achieve a substantial position in a security or commingling of funds) between an investment company and an affiliated person.  Persons covered by this Code of Ethics are advised to seek advice before engaging in any transactions involving securities held or under consideration for purchase or sale by a Fund of the Trust.

In addition, the Securities Exchange Act of 1934, as amended (the “1934 Act”) may impose fiduciary obligations and trading restrictions on Access Persons in certain situations.  It is expected that Access Persons will be sensitive to these areas of potential conflict, even though this Code of Ethics does not address specifically these other areas of fiduciary responsibility.

III.	Implementation

In order to implement this Code of Ethics, a compliance officer and an alternate should be designated.  For the purpose of this Code of Ethics, these individuals are:

Teresa Axelson, Compliance Officer
Steve Rogers, Alternate

The compliance officer shall create a list of advisory persons and other Access Persons and update the list with reasonable frequency.  The compliance officer shall circulate a copy of this Code of Ethics to each Access Person, together with an acknowledgment of receipt, which shall be signed and returned to the compliance officer by each Access Person, except Independent Trustees. The compliance officer is charged with responsibility for insuring that the reporting requirements of this Code of Ethics (as set forth in Section VII) are adhered to by all Access Persons.  The compliance officer shall be responsible for ensuring that the review requirements of this Code of Ethics (as set forth in Section IX) are performed in a prompt manner.  The compliance officer shall also be responsible for giving special prior approval to transactions that would otherwise be prohibited pursuant to Section V of this Code of Ethics.

IV.	Definitions

(a) “Access persons” means any trustee, director or general partner, officer or advisory person of a Fund, Trust or the Advisor.  Spouses, children and “immediate family members” sharing the household of such persons may also be considered an “Access Person” under this Code to the extent provided in the definition of “Beneficial ownership” below.

(b)  “Advisory person” means (i) any employee of (A) the Trusts, (B) the Advisor or (C) any company in control relationship to the Trusts, who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of a security by a Fund of the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Trusts or an investment advisor to the Trusts who obtains information concerning recommendations made to the Trusts with regard to the purchase or sale of a security.

(c) A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

(d)  “Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the 1934 Act, and the rules and regulations thereunder, with the exception that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires.  The rules promulgated under Section 16 of the 1934 Act provide that persons are presumed to have an indirect pecuniary interest, and therefore “Beneficial ownership” of, securities that are held by members of a person’s “immediate family” sharing the same household, and that “immediate family” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships.

(e)  “Control” has the same meaning as in Section 2(a) (9) of the 1940 Act, which states that “control” means “the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.”  Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder thereof control over the company.  Such presumption may be countered by the facts and circumstances of a given situation.

(f)  “Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (the “Commission”) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of Treasury.

(g) A Security “Held or to be Acquired” by any Fund means (i) any Security which, within the most recent 15 days from the date of determination (A) is or has been held by any Fund; or (B) is being or has been considered by any Fund or its investment advisor for purchase by the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Security in sub-clause (i) of this definition.

(h) “Independent Trustee” means a member of the Board of Trustees of the Trusts who is not an “interested person” of the Trusts within the meaning of Section 2(a)(19) of the 1940 Act.

(i) “IPO” means an offering of securities registered under the Securities Act of 1933, the issuer or which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act.

(j)  “Investment Personnel” of the Trusts or of the Advisor means (i) any employee of the Trusts or the Advisor (or of any company in a control relationship to the Trusts or the Advisor) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund; or (ii) any natural person who controls the Trusts or the Advisor and who obtains information concerning recommendations made to a Fund regarding the purchase or sale of securities by a Fund.

(k) “Limited Offering” means an offering exempt from the registration under the Securities Act of 1933 pursuant to Section 4(2), 4(6) or Rule 504, 505 or 506 under the Securities Act of 1933.

(l)  “Purchase or sale of a security” includes the writing of an option to purchase or sell a security.

(m)  “Reportable Fund” means, for a particular Access Person, any mutual fund for which the investment advisor with whom the Access Person is associated, if any (the “Associated Advisor”), serves as investment advisor (including any sub-advisor) or any mutual fund whose investment advisor or principal underwriter controls the Associated Advisor, is controlled by the Associated Advisor, or is under common control with the Associated Advisor.

(n)  “Security” shall have the meaning set forth in Section 2(a) (36) of the 1940 Act, except that it shall include derivative instruments that may not otherwise be defined as securities, and that it shall not include shares of mutual funds that are not Reportable Funds, securities issued by the Government of the United States (including Government agencies or instrumentalities), short term debt securities which are “government securities” within the meaning of Section 2(a) (16) of the 1940 Act, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, repurchase agreements and other money market instruments.

V.	Prohibited Purchases and Sales

No Access Person (except for any independent Trustees, who are presumed to have no actual knowledge of the following matters described in sub-clauses (a) and (b) below) shall purchase or sell directly or indirectly, any Security in which he or she has, or by reason of such transactions acquires, any direct or indirect beneficial ownership, which Security to his or her actual knowledge at the time of such purchase or sale:

(a)	is being considered for purchase or sale by a Reportable Fund (with the exception of Index Funds which are defined as funds that seek to match or track the components of a market index);
(b)	has been purchased or sold by a Reportable Fund within the most recent 7 days if such person participated in the recommendation to, or the decision by, the Reportable Fund to purchase or sell such security (with the exception of Index Funds).

These restrictions shall continue to apply until the recommendation has been rejected or any trade instruction to buy or sell has been completed or canceled.

Investment Personnel must obtain prior written approval from the Advisor’s compliance officer before making an investment in an IPO or  Limited Offering.

Confidentiality.  No Access Person shall reveal to any other person (except in the normal course of his or her duties) any information regarding securities transactions by the Trusts or consideration by the Trusts or the Advisor of any such securities transaction.

All information obtained from any Access Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder will be made available to the Securities and Exchange Commission (the “Commission”) or any other regulatory or self-regulatory organization to the extent required by law or regulation.

Exceptions.  These restrictions and the requirement for prior approval shall not apply to purchases or sales which receive the prior approval of the compliance officer.  Such prior approval may be granted, based on the business judgment of the compliance officer, if the purchase or sale is deemed to pose only a remote potential harm to a Fund, or because the purchase or sale would be unlikely to affect a highly institutional market, or because the purchase or sale are not related economically to the securities to be purchased, sold or held by a Fund.

General Anti-Fraud Obligations.  It is unlawful and prohibited for any affiliated person of a Fund, or any affiliated person of the Advisor, in connection with the purchase or sale, directly or indirectly, by such person of a Security Held or to be acquired by a Fund:

A.            To employ any device, scheme or artifice to defraud any Fund;

B.            To make any untrue statement of a material fact to the any Fund or omit to state a material fact necessary in order to make the statements made to any Fund, in light of the circumstances under which they are made, not misleading;

C.            To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on any Fund; or

D.            To engage in any manipulative practice with respect to any Fund.

VI.	Exempted Transactions/Securities

The prohibitions of Section V of this Code of Ethics (except for the General Anti-Fraud Obligations, to which no exception applies) shall not apply to:

(a)	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

(b)	Purchases or sales, which fall below either 1,000 shares or $50,000, whichever is greater (except IPOs and Limited Offerings).

(c)	Purchases or sales of securities, which are not eligible for purchase, or sale by any Fund (except IPOs and Limited Offerings).

(d)	Purchases or sales, which are non-volitional on the part of either the Access Person or the Trusts (except IPOs and Limited Offerings) (e.g., receipt of gifts).

(e)	Purchases, which are part of an automatic dividend reinvestment, plan.

(f)	Purchases effected upon the exercise of rights issued by an issuer made pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(g)	Purchases and sales, which have received the prior approval of the compliance officer.

(h)	Purchases and sales or securities, which are not, included in the definition of “Security” in Part III.g – i.e., non-Reportable Fund shares, government securities and money market instruments.

(i)	Purchases and sales of securities, which are in an Index Fund.

VII.	Reporting

(a)            Subject to the exceptions set forth below, all Access Persons, with the exception of the Independent Trustees who meet the requirements of Section VIII(a), shall report to the Trusts or the Advisor the information described in this Section VII(b) with respect to transactions in any security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security.

(b)            Every report shall be made not later than thirty (30) days after the end of each calendar quarter and shall contain the following information:

(1)	The date of the transaction, the title and the number of shares, the interest rate and maturity date (if applicable), and the principal amount of each security involved;

(2)	The nature of the transaction (i.e., purchase, sale, or any other type of acquisition of disposition);

(3)	The price at which the transaction was effected;

(4)	The name of the broker, dealer, or bank with or through whom the transaction was effected; and

(5)	The date that the report is being submitted.

(c)            For periods in which no reportable transactions were effected, the report shall contain a representation that no transactions subject to the reporting requirements were effected during the relevant time period.

(d)            Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

(e)            Copies of statements or confirmations containing the information specified in paragraph (b) above may be submitted in lieu of listing the transactions.

(f)            Each Access Person (with the exception of the Independent Trustees) must make an Initial Holdings Report within 10 days of becoming an Access Person and an Annual Holdings Report, which must contain information, current within 30 days before the report is submitted.  Each of these reports must contain the following information:

(1)	the title, number of shares and principal amount of each security in which the Access Person had any direct or indirect beneficial ownership;

(2)	the name of any broker, dealer or bank with whom the Access Person maintained an account where such security was held; and

(3)	the date that the report is being submitted.

VIII.	Exceptions to Reporting Requirements

(a)            An independent Trustee, i.e., a Trustee of the Trusts who is not an “interested person” (as defined in Section 2(a) (19) of the 1940 Act) of theTrusts, is not required to file a report on a transaction in a security; provided, however, that such Trustee neither knew nor, in the ordinary course of fulfilling his or her official duties as a trustee of the Trusts, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the Trustee, such security is or was purchased or sold by the Trusts or is or was being considered for purchase by its investment advisor.

(b)            An independent Trustee is not required to furnish the Initial Holdings Report or the Annual Holdings Report specified in Section VII(f).

(c)            Access Persons also need not make a report with respect to an exempted transaction security as described in Section VI of this Code (e.g., non-Reportable Fund shares).

IX.	Review

The compliance officer (or the alternate, as appropriate) shall compare all reports of personal securities transactions with completed and contemplated portfolio transactions of each Fund to determine whether a violation of the Code of Ethics may have occurred (except the Exempted Transactions/Securities described in Section VI).  No person shall review his or her own report.  Before making any determination that a violation has been committed by any person, the compliance officer shall give such person an opportunity to supply additional explanatory material.  If a securities transaction of the compliance officer is under consideration, the Chairman shall act in all respects in the manner prescribed herein for the compliance officer.

If the compliance officer determines that a violation of the Code of Ethics has or may have occurred, he or she shall, following consultation with counsel to the Trust, submit his or her written determination, together with the transaction report, if any, and any additional explanatory material provided by the individual, to the President or, if the President shall be the compliance officer, the Treasurer, who shall make an independent determination of whether a violation has occurred.

The compliance officer shall be responsible for maintaining a current list of all Access Persons (including all Trustees) and for identifying all reporting Access Persons on such list, and shall take steps to ensure that all reporting Access Persons, except Independent Trustees, have submitted reports in a timely manner.  Failure to submit timely reports will be communicated to the Board of Trustees.

X.	Board Oversight

The Board of Trustees must initially approve the Code of Ethics for the Trust and the Advisor, and the Board of Trustees must approve any material changes to the Code of Ethics within six (6) months of such change.  The compliance officer shall (i) promptly notify the Board of any material violation of the Code; (ii) provide to the Board a written report summarizing any and all material issues that arose during the previous year, and (iii) annually certify that the Advisor has adopted procedures in compliance with the Code of Ethics and Rule 17j-1 under the 1940 Act.

XI.	Records.

The Trusts and the Advisor shall maintain records in the manner and to the extent set forth below, which may be maintained on microfilm or by such other means permissible under the conditions described in Rule 31a-2 under the 1940 Act, Rule 204-2(g) under the Advisers Act, or under no-action letters or interpretations under that rule ,and shall be available for examination by representatives of the Commission.12

a.	A copy of the applicable code of ethics and any amendments thereto shall be preserved in an easily accessible place (including for six (6) years after the code or the amendment, as applicable, is no longer in effect).

b.	A record of any violation of the code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than six (6) years following the end of the fiscal year in which the violation occurs.

c.	A record of all written acknowledgements from all Access Persons, as required by Section V of this Code, shall be preserved for not less than six (6) years.

d.	A copy of each report, including any information provided in lieu of the report, made by an Access Person pursuant to the code shall be preserved for a period of not less than six (6) years from the end of the fiscal year in which it was made, the first two years in an easily accessible place.

e.	A list of all Access Persons who are, or within the past six (6) years have been, required to make reports pursuant to the code and all persons who are, or within the past six (6) years have been, responsible for reviewing the reports, shall be maintained in an easily accessible place.

f.	A copy of each report of the Trusts or the Advisor detailing any violations of its code of ethics, or certifying that it has adopted procedures reasonably necessary to prevent Access Persons from violating such code of ethics shall be maintained for at least six (6) years after the end of the fiscal year in which it was made, the first two (2) years in an easily accessible place.

1 The Advisor is generally required to retain records for a minimum of five (5) years under Federal Securities Laws.  However, the Funds, as registered investment companies, are generally required to retain records for a minimum of six (6) years.  Accordingly, the Advisor has adopted a six(6) year records retention policy with respect to all of its records.

g.
A copy of any decisions, and reasons supporting the decisions, to approve the purchase of private placement securities or public offerings by investment personnel shall be maintained for at least six (6) years after the end of the fiscal year in which the approval is granted.

XII.	Sanctions

If a material violation of this Code occurs or a preliminary determination is made that a violation may have occurred, a report of the alleged violation shall be made to the Board of Trustees.  The Board of Trustees or the Advisor may impose such sanctions as it deems appropriate, including, a letter of censure, suspension, or termination of the employment of the violator, and/or a disgorging of any profits made by the violator.

SUPPLEMENTAL CODE OF BUSINESS CONDUCT AND ETHICS

As Amended 2/13/2014

The Board of Trustees (the “Board”) of the Shelton Funds and the Shelton Greater China Fund (collectively the “Trusts”, individually the “Trust”) have adopted this Supplemental Code of Business Conduct and Ethics (the “Code”) for the Trusts Trustees, Officers and Employees, if any, (each, a “Covered Person”) to guide and remind them of their responsibilities to the Trusts, other officers, shareholders of the series of the Trusts (the “Funds”), and governmental authorities. Covered Persons are expected to act in accordance with the guidance and standards set forth in this Code; however, no Code can replace the thoughtful behavior of an ethical Covered Person.

This Code is intended to serve as the code of business conduct and ethics as described in Section 406 of The Sarbanes-Oxley Act of 2002 and Form N-CSR.  To the extent that a Covered Person is subject to the Trusts’ code of ethics adopted pursuant to Rule 17j-1 of the Investment Company Act of 1940, as amended (the “Rule 17j-1 Code”), this Code is intended to supplement and be interpreted in the context of the Rule 17j-1 Code.  This Code also should be interpreted in the context of all applicable laws, regulations, the Trusts’ Agreement and Declaration of Trust and Bylaws, as amended, and all other governance and disclosure policies and documents adopted by the Board.  All Covered Persons are expected to become familiar and fully comply with this Code.  Because this Code cannot and does not cover every applicable law or provide answers to all questions that might arise, Covered Persons are expected to use common sense about what is right and wrong, including a sense of when it is proper to seek guidance from others on the appropriate course of conduct.

The purpose of this Code is to set standards for Covered Persons that are reasonably designed to deter wrongdoing and are necessary to promote:

honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, corporate opportunities, confidentiality, fair dealing and the protection and proper use of the assets of the Trusts and each Fund;

full, fair, accurate, timely, and understandable disclosure in reports and documents that the Trusts file with, or submit to, the Securities and Exchange Commission (the “SEC”) and in any other public communications by the Trusts;

compliance with applicable governmental laws, rules and regulations;

the prompt internal reporting of violations of the Code to the appropriate persons as set forth in the Code; and

accountability for adherence to the Code.

Honest and Ethical Conduct

a.	Objectivity / Avoidance of Undisclosed Conflicts of Interest

A “conflict of interest” occurs when a Covered Person’s private interest interferes in any way -- or even appears to interfere – with the interests of the Trusts as a whole.  A conflict situation can arise when a Covered Person takes actions or has interests that may make it difficult to perform his or her work on behalf of the Trusts objectively and effectively.  Conflicts of interest also arise when a Covered Person, or a member of his or her family, receives improper personal benefits as a result of the Covered Person’s position.  For example, a conflict of interest would generally arise if a Covered Person directly or indirectly participated in any investment, interest, association, activity or relationship that may impair or appear to impair his or her objectivity.

Covered Persons are expected to maintain objectivity and avoid undisclosed conflicts of interest.  In the performance of his or her duties and responsibilities for the Trusts, a Covered Person must not subordinate his or her judgment to personal gain and advantage, or be unduly influenced by his or her own interests or by the interests of others.  Covered Persons must avoid participation in any activity or relationship that constitutes a conflict of interest unless that conflict has been completely disclosed to affected parties.  Further, Covered Persons should avoid participation in any activity or relationship that could create the appearance of a conflict of interest.

If a Covered Person thinks that he or she may be involved in a situation or activity that might be a conflict of interest, or give the appearance of a conflict of interest, such Covered Person should consider reporting such situation or activity using the reporting procedures set forth in the section entitled Reporting of Illegal or Unethical Behavior of this Code.

Covered Persons are expected to be responsible for self-compliance with this conflict of interest policy.  The Audit Committee of the Trusts (the “Audit Committee”) will not be responsible for monitoring or enforcing this conflict of interest policy.

b.	Corporate Opportunities

Each Covered Person has a duty to advance the legitimate interests of the Trusts when the opportunity to do so presents itself.  Therefore, a Covered Person may not:

•	take for himself personal opportunities, including investment opportunities, discovered through the use of his or her position, or through the use of Trusts’ property or information;

•	use Trusts’ property, information, or position for personal gain or the gain of a family member; or

•	compete, or prepare to compete, with the Trusts.

c.	Confidentiality

Covered Persons must not disclose confidential information regarding the Trusts and their affiliates unless disclosure is authorized or required by law.  Confidential information includes all non-public information that might be harmful to, or useful to the competitors of, the Trusts and their affiliates.  This obligation continues until the information becomes publicly available.

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly.  Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board and its counsel.

d.	Fair Dealing

Each Covered Person should endeavor to deal fairly with the company’s customers, suppliers, competitors and employees.  Covered Persons must not take unfair advantage of these or other parties by means of:

•	manipulation;

•	concealment;

•	abuse of privileged information;

•	misrepresentation of material facts; or

•	any other unfair-dealing practice.

e.	Protection and Proper Use of Trusts’ Assets

Assets of the Trusts and each Fund are to be used only for legitimate business purposes.  Theft, carelessness and waster have a direct impact on profitability.  Covered Persons should protect the assets of the Trusts and each Fund and ensure that they are used efficiently.  For these purposes, corporate property of the Trusts and each Fund includes any asset owned by, leased by or licensed to the Trusts or a Fund, including tangible and intangible property, business plans, information assets (including hard copy and electronic data) and proprietary rights (including trademarks).

f.	Honesty, Diligence and Professional Responsibility

Covered Persons are expected to observe both the form and the spirit of the ethical principles contained in this Code.  Covered Persons must perform their duties and responsibilities for the Trusts:

•	with honesty, diligence and a commitment to professional and ethical responsibility;

•	carefully, thoroughly and in a timely manner; and

•	in conformity with applicable professional and technical standards.

Covered Persons who are certified public accountants are expected to carry out their duties and responsibilities in a manner consistent with the principles governing the accounting profession, including any guidelines or principles issued by the Public Company Accounting Oversight Board or the American Institute of Certified Public Accountants from time to time.

g.	Preparation of Financial Statements

Covered Persons must not knowingly make any misrepresentations regarding the Funds’ financial statements or any facts in the preparation of the Funds’ financial statements, and must comply with all applicable laws, standards, principles, guidelines, rules and regulations in the preparation of the Fund’s financial statements. This section is intended to prohibit:

•	making, or permitting or directing another to make, materially false or misleading entries in the Funds’ financial statements or records;

•	failing to correct the Funds’ financial statements or records that are materially false or misleading when he or she has the authority to record an entry; and

•	signing, or permitting or directing another to sign, a document containing materially false or misleading financial information.

Covered Persons must be scrupulous in their application of generally accepted accounting principles.  No Covered Person may

(i)	express an opinion or state affirmatively that the financial statements or other financial data of the Trusts are presented in conformity with generally accepted accounting principles, or

(ii)	state that he or she is not aware of any material modifications that should be made to such statements or data in order for them to be in conformity with generally accepted accounting principles, if such statements or data contain any departure from generally accepted accounting principles then in effect in the United States.

Covered Persons must follow the laws, standards, principles, guidelines, rules and regulations established by all applicable governmental bodies, commissions or other regulatory agencies in the preparation of financial statements, records and related information.  If a Covered Person prepares financial statements, records or related information for purposes of reporting to such bodies, commissions or regulatory agencies, the Covered Person must follow the requirements of such organizations in addition to generally accepted accounting principles.

If a Covered Person and his or her supervisor have a disagreement or dispute relating to the preparation of financial statements or the recording of transactions, the Covered Person should take the following steps to ensure that the situation does not constitute an impermissible subordination of judgment:

The Covered Person should consider whether --

i.	the entry or the failure to record a transaction in the records, or

ii.	the financial statement presentation or the nature or omission of disclosure in the financial statements, as proposed by the supervisor, represents the use of an acceptable alternative and does not materially misrepresent the facts or result in an omission of a material fact. If, after appropriate research or consultation, the Covered Person concludes that the matter has authoritative support and/or does not result in a material misrepresentation, the Covered Person need do nothing further.

If the Covered Person concludes that the financial statements or records could be materially misstated as a result of the supervisor’s determination, the Covered Person should follow the reporting procedures set forth in the section entitled Reporting of Illegal or Unethical Behavior of this Code.

h.	Obligations to the Independent Auditor of the Fund

In dealing with the Funds’ independent auditor, Covered Persons must be candid and not knowingly misrepresent facts or knowingly fail to disclose material facts, and must respond to specific inquiries and requests by the Funds’ independent auditor.

Covered Persons must not take any action, or direct any person to take any action, to fraudulently influence, coerce, manipulate or mislead the Funds’ independent auditor in the performance of an audit of the Funds’ financial statements for the purpose of rendering such financial statements materially misleading.

Full, Fair, Accurate, Timely and Understandable Disclosure

It is the Trusts’ policy to provide full, fair, accurate, timely, and understandable disclosure in reports and documents that the Trusts file with, or submit to, the SEC and in any other public communications by the Trusts.  The Trusts have designed and implemented Disclosure Controls and Procedures to carry out this policy.  Each of our trustees, officers or employees involved in the Trusts’ public disclosure process, including the Chief Executive Officer, the Chief Financial Officer and the Controller (the “Senior Financial Officers”), is required to be familiar with and comply with our disclosure controls and procedures and internal control over financial reporting, to the extent relevant to his or her area of responsibility.  In addition, any person having direct or supervisory authority regarding these public disclosures or our other public communications concerning the Trusts’ general business, results, financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other Trusts officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

The applicable Covered Persons, including the Senior Financial Officers are expected to use their best efforts to promote, facilitate, and prepare full, fair, accurate, timely, and understandable disclosure in all reports and documents that the Trusts file with, or submit to, the SEC and in any other public communications by the Trusts.

The applicable Covered Persons must review the Trusts’ Disclosure Controls and Procedures to ensure they are aware of and carry out their duties and responsibilities in accordance with the Disclosure Controls and Procedures and the public reporting obligations of the Trusts.  Certain Covered Persons, including the Senior Financial Officers, may be responsible for monitoring the integrity and effectiveness of the Trusts’ Disclosure Controls and Procedures.

Compliance with Applicable Laws, Rules and Regulations

Covered Persons are expected to know, respect and comply with all laws, rules and regulations applicable to the conduct of the Trusts’ business.  If a Covered Person is in doubt about the legality or propriety of an action, business practice or policy, the Covered Person should seek advice from the Covered Person’s supervisor or the Trusts’ legal counsel.

In the performance of their work, Covered Persons must not knowingly be a party to any illegal activity or engage in acts that are discreditable to the Trusts.

Covered Persons are expected to promote the Trusts’ compliance with applicable laws, rules and regulations.  To promote such compliance, Covered Persons may establish and maintain mechanisms to educate employees carrying out the finance and compliance functions of the Trusts about any applicable laws, rules or regulations that affect the operation of the finance and compliance functions and the Trusts generally.

Reporting of Illegal or Unethical Behavior

Covered Persons should promptly report any conduct or actions by a Covered Person that do not comply with the law or with this Code.  Covered Persons and the Trusts shall adhere to the following reporting procedures:

Any Covered Person who questions whether a situation, activity or practice is acceptable must immediately report such practice to the Principal Executive Officer of the Trusts (or to an Officer who is the functional equivalent of this position) or to the Trusts’ legal counsel. The person receiving the report shall consider the matter and respond to the Covered Person within a reasonable amount of time.

If the Covered Person is not satisfied with the response of the Principal Executive Officer or counsel, the Covered Person must report the matter to the Chairman of the Audit Committee. If the Chairman is unavailable, the Covered Person may report the matter to any other member of the Audit Committee. The person receiving the report shall consider the matter, refer it to the full Audit Committee if he or she deems appropriate, and respond to the Covered Person within a reasonable amount of time.

If, after receiving a response, the Covered Person concludes that appropriate action was not taken, he or she should consider any responsibility that may exist to communicate to third parties, such as regulatory authorities or the Fund’s independent auditor. In this matter, the Covered Person may wish to consult with his or her own legal counsel.

The Audit Committee and the Trusts will not be responsible for monitoring or enforcing this reporting of violations policy, but rather each Covered Person is responsible for self-compliance with this reporting of violations policy.

To the extent possible and as allowed by law, reports will be treated as confidential.

If the Audit Committee determines that a Covered Person violated this Code, failed to report a known or suspected violation of this Code, or provided intentionally false or malicious information in connection with an alleged violation of this Code, the Trusts may take disciplinary action against any such Covered Person to the extent the Audit Committee deems appropriate.

The Trusts and the Audit Committee may report violations of the law to the appropriate authorities.

There will be no reprisal, retaliation or adverse action taken against any employee who, in good faith, reports or assists in the investigation of, a violation or suspected violation, or who makes an inquiry about the appropriateness of an anticipated or actual course of action.

For reporting concerns about the Trusts’ conduct, the conduct of an officer of the Trusts, or about the Trusts’ accounting, internal accounting controls or auditing matters, you may use the following means of communication:

Teresa Axelson, Chief Compliance Officer
1050 17th Street, Suite 1710
Denver, Colorado 80265

In the case of a confidential, anonymous submission, employees should set forth their concerns, in writing, and forward them in a sealed envelope to the Chairperson of the Audit Committee, in care of our Chief Compliance Officer, such envelope to be labeled with a legend such as:  “To be opened by the Audit Committee only.”

Accountability and Applicability

All Covered Persons will be held accountable for adherence to this Code.  On an annual basis, within 30 days of the beginning of each calendar year, each Covered Person shall certify in writing his or her receipt, familiarity and commitment to compliance with this Code, by signing the Acknowledgment Form (Appendix A to this Code).

This Code is applicable to all Covered Persons, regardless of whether such persons are employed by the Trusts or a third party.  If a Covered Person is aware of a person (“Potential Covered Person”) who may be considered a Covered Person as defined by this Code, the Covered Person should inform legal counsel to the Trusts of such Potential Covered Person so that a determination can be made regarding whether such Potential Covered Person has completed or should complete an Acknowledgment Form.  However, the absence of such a determination will not be deemed to relieve any person of his or her duties under this Code.

Disclosure of this Code

This Code shall be disclosed by at least one of the following methods in the manner prescribed by the SEC, unless otherwise required by law:

•	by filing a copy of the Code with the SEC;
•	by posting the text of the Code on the Trusts’ website; or
•	by providing, without charge, a copy of the Code to any person upon request.

Waivers

Any waiver of this Code, including an implicit waiver, that has been granted to a Covered Person, may be made only by the Board or a committee of the Board to which such responsibility has been delegated, and must be disclosed by the Trusts in the manner prescribed by law and as set forth above in the section entitled Disclosure of this Code.

Amendments

This Code may be amended by the affirmative vote of a majority of the Board.  Any amendment of this Code, must be disclosed by the Trusts in the manner prescribed by law and as set forth above in Section 6 (Disclosure of this Code), unless such amendment is deemed to be technical, administrative, or otherwise non-substantive.  Any amendments to this Code will be provided to the Covered Persons.

Approved by the Board of Trustees on February 13, 2014.